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EXHIBIT 23.3

[ELMS, FARIS & COMPANY, LLP LOGO]

The Board of Directors
Linn Energy, LLC

We consent to the use of our report included herein, dated April 30, 2005, with respect to the statements of revenues and direct operating expenses of Westar Energy, Inc., Pentex Energy, Inc., and Seahorse Exploration, Inc., interests acquired by Linn Energy, LLC for the nine months ended December 31, 2003 and the nine months ended September 30, 2004.

/s/ ELMS, FARIS & COMPANY, LLP

ELMS, FARIS & COMPANY, LLP

June 1, 2005
Midland, Texas

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  EXHIBIT 23.3